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                                                                    Exhibit 16.1



Direct Dial
614-229-5333


May 7, 2002

STRICTLY CONFIDENTIAL


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Dear Sir/Madam:

We have read the first three paragraphs of Item 4 included in the Form 8-K/A dated May 7, 2002 of Team Mucho, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP



cc: Mr. S. Cash Nickerson, Chairman, President and
Chief Executive Officer, Team Mucho, Inc.